Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-95487

PROSPECTUS SUPPLEMENT NO. 5

(TO PROSPECTUS DATED JANUARY 27, 2000)

HEALTH CARE PROPERTY INVESTORS, INC.

593,247 SHARES OF COMMON STOCK

This Prospectus Supplement No. 5 supplements and amends the Prospectus dated January 27, 2000, as previously amended (the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holder listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

Name	Non-Managing Member Units of HCPI/Utah, LLC Owned of Record Prior to the Exchange(1)	Common Stock Beneficially Owned Following the Exchange(1)(2)	Common Stock Offered Hereby	Common Stock Beneficially Owned Following the Offering(1)(2)(3)
				Shares	Percent
The Corporation of the President of The Church of Jesus Christ of Latter-day Saints	655	6,135	408(4)	3,925(5)	*

*	Represents less than 1% of the total outstanding shares of our common stock.

(1)	Based on information provided to us by the holder of the non-managing member units as of December 9, 2003.

(2)	Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah, L.L.C. and HCPI/Utah II, L.L.C. originally issued on or prior to August 17, 2001 beneficially owned by it for shares of our common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

(3)	Contemplates the sale of all of the common stock offered hereby.

(4)	The Corporation of the President of The Church of Jesus Christ of Latter-day Saints obtained the 408 non-managing member units of HCPI/Utah, L.L.C. in an assignment from Steven B. Ostler who obtained the non-managing member units of HCPI/Utah, L.L.C. from Boyer Primary Care Clinics Associates, Ltd. #2, a selling holder listed in the Prospectus.

(5)	Includes the sale of (i) 1,555 shares of common stock offered pursuant to Prospectus Supplement No. 3, Registration No. (333-99067), and (ii) 247 shares of common stock offered pursuant to Prospectus Supplement No. 2, Registration No. (333-99063), both filed with the Securities and Exchange Commission on December 19, 2003.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 19, 2003.